Exhibit 99.1

NEWS RELEASE

For Immediate Release                                                     Contact:            Michael Elich

            President and

            Chief Executive Officer

                                                                                         Telephone:            (360) 828-0700

BBSI ANNOUNCES ELECTION OF MICHAEL ELICH TO

THE BOARD OF DIRECTORS AND AS PRESIDENT AND CEO AND

DECLARES QUARTERLY CASH DIVIDEND

            VANCOUVER, WA, February 18, 2011 – Barrett Business Services, Inc. (Nasdaq:  BBSI) announced today that Michael Elich, who was appointed Interim President and Chief Executive Officer on January 20, 2011, following the death of William Sherertz, has been elected to the company's board of directors and appointed President and Chief Executive Officer.  Mr. Elich has been with the company for nearly 10 years, including as its Chief Operating Officer for five years.   Before joining BBSI, Mr. Elich was chief operating officer of Skills Resource Training Center, a staffing services company with offices in Idaho, Oregon and Washington.

            Chairman Anthony Meeker observed, "The Board of Directors has been very impressed with the speed and effectiveness of the management transition following Bill's untimely death.  After review of Mike's past performance and recent actions, the Board felt it was appropriate to make his appointment as President and CEO permanent and to elect Mike to BBSI's board of directors.  The board has total confidence in Mike's ability to serve effectively in both roles.”

            In addition, the company announced that its board of directors has approved a regular quarterly cash dividend of $0.09 per share.  The cash dividend will be paid on March 11, 2011, to all stockholders of record as of February 25, 2011.

            BBSI provides a comprehensive range of human resource management solutions to large and small companies throughout many regions of the United States.

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